Exhibit 99.1

News Release
General Inquiries: (877) 847-0008
www.sanchezenergycorp.com

Sanchez Energy Maintains Borrowing

Capacity of $300 Million After

Borrowing Base Redetermination

HOUSTON—(Marketwired)—March 21, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced that its lenders have completed their regularly scheduled semi-annual review of the Company’s borrowing base.  As a result of this review, the borrowing base under the credit facility has been set by the Company’s lenders at $350 million.  Elected commitments remain unchanged at $300 million, and the Company currently has no debt outstanding under the credit facility.

“We continue to benefit from the support of a strong bank group,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “Despite today’s more challenging commodity price environment, our borrowing capacity is unchanged as a result of our lenders’ spring borrowing base redetermination, which we believe is a testament to the quality of our asset base, financial discipline, and an active hedging program.  We are thankful for the efforts of our bank group in completing the spring redetermination and for their on-going support.”

The Company anticipates that its next regularly scheduled borrowing base redetermination will occur in the fourth quarter 2016.

ADDITIONAL INFORMATION

Additional information on the borrowing base redetermination and credit facility can be found in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov and on the Company’s website at www.sanchezenergycorp.com.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas, where we have accumulated approximately 200,000 net leasehold acres, and the Tuscaloosa Marine Shale.

Company contact:

Garrick (Rick) Hill

Interim Co-Chief Financial Officer

(877) 847-0009